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Page 1 of the manager's employment contract for Mr. Nico J. Hildebrand, dated
February 1, 1999.


                          MANAGER'S EMPLOYMENT CONTRACT

                           by and between the parties

                               IAT MULTIMEDIA INC.
                                 Aarestrasse 17
                            CH-5300 Vogelsang-Turgi,

                  -hereinafter also referred to as the Holding-

                                       and

                             Mr. NICO J. HILDEBRAND
            born on September 17, 1949 in Hilversum, the Netherlands
                                In der Stieg 25,
                                 D-41379 Bruggen

                    -hereinafter referred to as the Manager-


the following manager's employment contract has been concluded.

                                    PREAMBLE

IAT Multimedia Inc. is the holding company of a German intermediate holding company, IAT Deutschland GmbH, Fahrenheitstrasse 9, D-28359 Bremen. The following companies are affiliated with the intermediate holding company:

FSE COMPUTER-HANDEL GMBH & CO. KG, Teichstrasse 15-19, D-66953 Pirmasens

and

COLUMBUS COMPUTER HANDELS- UND VERTRIEBS GMBH & CO. KG, Am Lindenhain 14, D-85435 Bergham/Aufhausen.

For purposes of this contract, the employer is IAT Deutschland GmbH, Bremen.

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                                     Art. 1

Effective February 1, 1999, and for an initial duration of one year, Mr. Hildebrand is appointed

                        GENERAL MANAGER (GESCHAFTSFUHRER)

of IAT DEUTSCHLAND GMBH, FSE COMPUTER HANDELVERWALTUNGSGESELLSCHAFT MBH AND COLUMBUS COMPUTER HANDELS UND VERTRIEBS-VERWALTUNGS-GMBH, hereinafter referred to as FSE and COLUMBUS.

                                     Art. 2

The manager shall manage the businesses of FSE and COLUMBUS pursuant to current laws, the partnership contract, the internal regulations, the business distribution plan and the resolutions of the Board of Directors of the Holding company. He shall have the title and exercise the functions of a CHIEF OPERATING OFFICER.

The main duties of the manager shall be the management and continued development initially of the FSE and COLUMBUS companies based on approved budget, the active collaboration in the process of acquisitions, including the identification and evaluation of additional companies, and collaboration in the planned launching on the stock exchange.

                                     Art. 3

The parties agree that the position of the manger requires intensive travelling. During the first phase, the manager shall exercise his activity primarily at the companies' head office and at his home office. By August 31, 1999, the parties shall specify the manager's place of employment, by mutual agreement.

                                     Art. 4

The manager shall receive an annual salary of DM 240,000 (in words, two hundred forty thousand German marks) calculated net and paid by the intermediate holding company in Bremen retroactively at the end of the month, in 12 equal installments.

In addition, the manager shall be entitled to an annual bonus of 3% of the consolidated EBITDA of the FSE and COLUMBUS (profits before taxes, interest and depreciation). This bonus shall be paid once the annual audited balance sheet, drawn up according to the US-GAAP guidelines, has been ascertained. For the first 12 months of the manager's activity, a bonus of DM 60,000 (in words: sixty thousand German marks) is guaranteed. This bonus shall be paid in monthly installments of DM 5,000 (in words: five thousand German marks).

In addition to the above mentioned payments, the Holding company offers its stock options to the manager. The price of exercising the options shall be the fair market value at the time employment began. The right to the options during the first three contractual years shall be as follows:

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     vesting 11/1/99          20,000 options

     vesting 2/1/2000         20,000 options

     vesting 2/1/2001         20,000 options

The right to options not yet vested expires as of the date on which the manager no longer acts for the company because of notice of dismissal.

                                     Art. 4

The manager's employment contract ends on January 31, 2000, without need for a notice. No later than three (3) months before expiration, i.e. by October 31, 1999, both parties may agree in writing to continue the employment relationship.

If the employment relationship is continued, this manager's employment contract shall be firm until January 31, 2002. If no 12-month notice is given by either party, the contract shall be extended by an additional twenty-four (24) months. Notice shall be given by registered mail.

The stipulations concerning termination without notice shall remain unaffected hereby.

If the manager is dismissed from his position of General Manager
(Geschaftsfuhrer), this contract shall terminate on the date nearest to that indicated in paragraph two of this article.

In case of notice by either party, the holding company shall have the right to immediate discharge, subject to continuing payment of the remuneration.

                                     Art. 6

The employment relationship shall end without need of a notice before the manager has completed the 65th year of his life, at the end of the month in which a valid pension insurance decision by a legal pension insurance carrier has been received.

                                     Art. 7

In case of proven inability to work due to no fault of his own as result of sickness or accident, the manager shall receive the salary pursuant to Art. 4 for 3 months during the first 12 months of the employment contract, and thereafter for 6 months, but no later than the beginning of the month in which he is entitled to payment of a pension by a legal social security carrier, or the termination of the employment relationship.

Claims of Mr. Hildebrand against a third party due to an event which led to his inability to work (e.g. for traffic accidents) are considered as of now assigned to the company in the amount of continuous payments made to him.

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                                     Art. 8

The manager is not released from the restrictions of Art. 181 BGB (prohibition against acting as contracting party).

                                     Art. 9

Mr. Hildebrand shall devote his entire working capacity in the service of the companies entrusted to him. The following activities shall require prior approval by the company;

o     Taking up or continuing a paid or unpaid sideline activity.

o Directly or indirectly founding, acquiring or participating in a company, or preparing the relative steps.

o     Collaborating on the supervisory or directors' board of other companies.

o Publishing or presenting lectures which concern the interests of the company/companies.

o Directly or indirectly engaging or collaborating in transactions which constitute a danger of collision between his personal interests and those of the company.

Upon request, and in any case at termination of his appointment as manager, Mr. Hildebrand shall resign from positions to which he was appointed on the basis of his position in the company.

                                    Art. 10

The manager's minimum weekly work schedule shall be 40 hours. No special payment shall be made for overtime, additional hours or hours worked on holidays.

The manager shall be entitled to an annual vacation of 30 business days, to be scheduled in such a way that the interests of the companies entrusted to him and of the holding company shall not be harmed.

Expenses incurred by Mr. Hildebrand during business trips shall be reimbursed pursuant to the current guidelines of the Holding company. He shall receive DM
0.80 per kilometer for the use of his private car for company business.

                                    Art. 11

Mr. Hildebrand shall be responsible for the income and social security and other taxes on monetary payments or payments in kind made to him under this and other supplementary contracts.

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                                    Art. 12

During the validity and after the expiration of this contract, the manager shall keep confidential all corporate matters and events entrusted to him or which he learns during his activity, as well as business secrets and the content of this contract, unless he is obligated by law to provide information.

Upon the termination of the employment relationship, Mr. Hildebrand shall release all papers which concern the Holding and the affiliated companies. This includes his own records and data and papers directed to him personally in his capacity of manager, and copies of his own letters which he sent to third parties in this capacity. Any right to retention is excluded. The duty to release also covers any hard- and software given to Mr. Hildebrand.

                                    Art. 13

If individual stipulations of this contract are or become ineffective, the remaining stipulations shall be valid. Ineffective stipulations shall be replaced by suitable adjustments which come closest to the parties' wishes according to their financial purposes.

This contract is issued in duplicate. Each contractual party shall receive a copy signed by both parties.

The parties agree that they made no agreements in addition to those in the employment contract. Amendments and supplements to this employment contract must be made in writing.

Bremen is the site of performance and jurisdiction. The contract shall be governed by the laws of the Federal Republic of Germany.

IAT Multimedia Inc., Vogelsang-Turgi,
February 18, 1999                            February 18, 1999




S/Klaus Grissemann                           S/Nico J. Hildebrand